Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                              Year          Year                                                               Three
                              Ended         Ended                                                             Months
                            February      February   Year Ended   March 1, to   Year Ended    Year Ended       Ended
                               28,           28,     February 28,   June 30,     June 30,      June 30,      September
                              1993          1994         1995         1995         1996          1997        30, 1997
                            ----------   ----------   ----------   ----------   ----------    ----------    ----------
Pre-tax income/(loss)
from continuing
operations(1)               $  269,251   $  321,319      536,440      359,045   (5,248,942)    8,390,438     1,865,520
                            ----------   ----------   ----------   ----------   ----------    ----------    ----------

Fixed Charges:

Interest expense and
amortization of debt
issue costs                    223,314      180,960      152,163       18,801      865,733       858,067       512,147

Rentals:
One third of rental
expense relating to
operating leases                21,465       32,712       26,243        8,521      138,805       204,817        56,325


Total fixed charges            244,779      213,672      178,406       27,322    1,004,338     1,062,884       568,472
                            ----------   ----------   ----------   ----------   ----------    ----------    ----------

Earnings before income
taxes, minority interests
and fixed charges (1)          514,030      534,991      714,848      388,367   (4,244,604)    9,453,322     2,433,992
                            ==========   ==========   ==========   ==========    ==========    ==========   ==========

Ratio of earnings to               2.1         1.67          4.0         14.2         (4.2)(2)       8.9 (3)       4.3
fixed charges               ==========   ==========   ==========   ==========    ==========    ==========   ==========

---------------

(1)  Includes Minority  Interests in Subsidiaries  with fixed charges.  Minority
     Interests  are  disclosed   below  income  after  taxes  in  the  financial
     statements.

(2) As a result of the loss incurred in 1996, the company was unable to fully cover the indicated fixed charges by $6,253,280.

(3) Included in earnings for 1997 was a non-recurring gain of $3,327,478 before income taxes relating to the disposal of a 30% interest in First SA Food Holdings Limited as disclosed in Note 12 to the Company's financial statements. If such sale had not occurred the ratio of earnings to fixed charges would have been 5.8.

COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
AFTER ADJUSTMENT FOR PRE ACQUISITION PROFITS OF SUBSIDIARIES


                                                                Year Ended June
                                                                      30,
                                                                      1997
                                                                       $

Pre-tax income/(loss) from continuing operations, as above(1)      8,390,438
                                                                   ---------

Adjustment for pre acquisition income of subsidiaries                266,858

                                                                   8,657,296
                                                                   ---------


Total fixed charges, as above                                      1,062,884

Adjustments:

Decrease due to decrease in net interest expenses                    399,283
Increase due to increase in net interest expense


Total pro forma fixed charges                                      1,462,167
                                                                   ---------

Ratio of earnings to fixed charges                                       5.9
                                                                   =========

---------------

(1)  Includes Minority  Interests in Subsidiaries  with fixed charges.  Minority
     Interests  are  disclosed   below  income  after  taxes  in  the  financial
     statements.